Exhibit 10.3

ADDENDUM

CONSULTING AGREEMENT

Dated October 8, 2004

Notwithstanding anything to the contrary set forth in the Consulting Agreement Dated October 8, 2004 between Castle Arch Real Estate Investment Company, L.L.C. and Robert Geringer, the following provisions shall supersede and apply to the Consulting Agreement as of October 8, 2004:

3.02. Performance of Duties. Officer agrees to serve Castle Arch faithfully and to the best of Officer's ability, and to devote Officer's attention and efforts to the business and affairs of Castle Arch during the Term of Officer's consulting relationship. Officer hereby confirms and represents that Officer is under no contractual commitments inconsistent with Officer's obligations set forth in this Agreement (and Officer acknowledges that such representation is material to Castle Arch) and that, during the Term, Officer will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair Officer's ability to perform Officer's duties hereunder. Notwithstanding the foregoing, Officer may broker deals or acquire real estate, provided such activities are not suitable business opportunities for Castle Arch due to nature of the business opportunity, timing, size, cost, etc. In addition, Officer may make and manage personal business and real estate investments of his choice and serve in any capacity with any organization, public or private, without seeking or obtaining approval by the Board.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized officers as of this 16th day of February 2005.

Castle Arch Real Estate

Officer

Investment Company, L.L.C.

By: Kirby D. Cochran

Robert Geringer

Its: Chief Executive Officer